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                                                               EXHIBIT (99)(g)



            CONFIDENTIALITY, NONCOMPETITION AND STOCK GRANT AGREEMENT


         THIS CONFIDENTIALITY, NONCOMPETITION AND STOCK GRANT AGREEMENT ("Agreement") is made and entered into as of the _____ day of ______________, 199___ by and between Professionals Insurance Company Management Group, Inc., a Michigan corporation ("Professionals Group"), and ___________________________ (the "Executive").

                              W I T N E S S E T H :

         WHEREAS, Executive is currently an at-will employee of PICOM Insurance Company, a wholly-owned subsidiary of Professionals Group ("PICOM"); and

         WHEREAS, Executive acknowledges (i) that as a result of Executive's prior employment with Physicians Protective Trust Fund ("PPTF") and Executive's at-will employment with PICOM, Executive has obtained and will obtain confidential and proprietary information relating to the business of Professionals Group and its subsidiaries and (ii) that the compensation, covenants not to compete and confidentiality provisions in this Agreement are reasonable.

         NOW, THEREFORE, in consideration of the premises, as well as for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereby agree as follows:

         1. Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings given to them in the First Amended and Restated Agreement and Plan of Merger dated October 3, 1997 among Professionals Group, PICOM and PPTF (the "Merger Agreement").

         2.       Confidentiality.

                  a. Executive acknowledges (i) that as a result of Executive's prior employment with PPTF and Executive's at-will employment with PICOM, Executive has and will become informed of, and has had and will have access to, valuable and confidential information of Professionals Group and its subsidiaries including, but not limited to, trade secrets, technical information, know-how, plans, specifications, marketing and sales information, claims handling information, investment information, and the identity of stockholders, policyholders and reinsurers (collectively, "Confidential Information"), (ii) that the Confidential Information is the exclusive property of Professionals Group and its




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subsidiaries, and (iii) that the Confidential Information is to be held by
Executive in trust and solely for the benefit of Professionals Group and its subsidiaries. Accordingly, Executive shall not at any time subsequent to the date of this Agreement use reveal, report, publish, transfer or otherwise disclose to any person or entity any of the Confidential Information without the prior consent of Professionals Group, except to officers and employees of Professionals Group or any of its subsidiaries, and other persons or entities whom Professionals Group agrees are in a contractual or fiduciary relationship with Professionals Group and its subsidiaries. This provision does not prohibit Executive from disclosing information which legally is or becomes of general public knowledge from authorized sources other than Executive.

                  b. If the Confidential Information known to Executive or in Executive's possession is subpoenaed, is subject to a demand for production, or is subject to any other form of legal process, by any judicial, regulatory, administrative, legislative or governmental authority, or any other person or entity, Executive agrees to notify Professionals Group promptly that such subpoena, demand or other legal process has been received. Executive agrees to use Executive's best efforts, consistent with the requirements of applicable law, to protect the Confidential Information from disclosure and to cooperate with Professionals Group and its subsidiaries in seeking protection from disclosure of the Confidential Information. If Executive is required to disclose the Confidential Information, Executive agrees, at Professionals Group's request and expense, to use Executive's best efforts to obtain assurances that the Confidential Information will be maintained on a confidential basis and not be disclosed to a greater degree than legally required.

                  c. Upon the termination of Executive's at-will employment with Professionals Group or any of its subsidiaries, Executive shall promptly deliver to Professionals Group all originals and all copies that are in Executive's possession or control of the following: all customer lists, stockholder lists, lists of names of beneficial owners, policyholder lists, manuals, letters, notes, notebooks, reports and all other materials relating to the business of Professionals Group and its subsidiaries. Executive shall represent to Professionals Group that Executive has complied with the provisions of this
Section 2 at the time Executive ceases to be an employee of Professionals Group or any of its subsidiaries.

         3.       Noncompetition and Nonsolicitation.

                  a. Executive agrees that during Executive's at-will employment with Professionals Group or any of its subsidiaries and for two years after termination of such employment (for whatever reason), Executive shall not, directly or indirectly, engage, participate, or assist in any business organization by performing services related to the providing of malpractice insurance to physicians, dentists and other persons or entities insured by



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Professionals Group or any of its subsidiaries (the "Proscribed Activities") in the states in which Professionals Group or any of its subsidiaries is then conducting the Proscribed Activities, whether as owner, part-owner, stockholder, partner, director, officer, trustee, employee, agent, consultant or in any other capacity, on Executive's own behalf or on behalf of any person or entity. Executive may make passive investments in a competitive enterprise the voting equity interests of which are publicly traded, so long as Executive's holdings in such enterprise, together with the holdings of any of Executive's affiliates (as that term is defined in Rule 405 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), do not to exceed 3% of the outstanding voting equity interests of such enterprise.

                  b. Executive agrees that during Executive's at-will employment with Professionals Group or any of its subsidiaries and for two years after Executive's termination (for whatever reason), Executive shall not (i) directly or indirectly solicit any person or entity in the states in which Professionals Group or any of its subsidiaries is then conducting the Proscribed Activities to purchase insurance products or services competitive with the Proscribed Activities, (ii) directly or indirectly solicit any person or entity to purchase or sell insurance products or services relating to the Proscribed Activities, or
(iii) recruit or otherwise solicit or induce any person who is at the time an employee or consultant with Professionals Group or any of its subsidiaries to terminate such person's employment or consulting relationship with Professionals Group or any of its subsidiaries.

         4. Restrictions Reasonable. The restrictions against competition and solicitation set forth in this Agreement are considered by the parties to be reasonable for the purposes of protecting the business of Professionals Group and its subsidiaries. If any restriction is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time, or over too broad a range of activities, or in too large a geographic area, then that restriction shall be interpreted to extend only over the maximum period of time, or range of activities, or geographic area, as to which it may be enforceable.

         5. Remedies. Executive and Professionals Group acknowledge that Professionals Group and its subsidiaries would not have an adequate remedy at law for money damages if the covenants contained in Sections 2 or 3 of this Agreement were not complied with in accordance with their terms. Because the breach or threatened breach of any of the covenants in Sections 2 or 3 of this Agreement will result in immediate and irreparable injury to Professionals Group and its subsidiaries, Executive agrees that Professionals Group and its subsidiaries shall be entitled to an injunction restraining Executive from violating Sections 2 and 3 to the fullest extent allowed by law. Nothing in this Agreement shall prohibit Professionals Group or any of its subsidiaries from pursuing all other legal or equitable remedies that may be



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available to it for a breach or threatened breach, including the recovery of damages.

         6. Stock Grant. In consideration of, among other things, Executive's covenants regarding confidentiality and noncompetition, Professionals Group has granted and allocated to Executive ___________ shares of Professionals Group Common Stock (the "Shares").

                  a. The grant and allocation of Shares to Executive shall be provisional, and subject to the vesting requirements of this Agreement. Any Shares that do not vest pursuant to the terms of this Agreement shall be canceled and forfeited.

                  b. The Shares granted and allocated to Executive shall vest in accordance with the schedule that follows: (i) one-fifth of the Shares granted and allocated to Executive shall vest on the date of the first meeting of the Board of Directors of Professionals Group following the INSCO Effective Time provided Executive is then in the employ of Professionals Group or its subsidiaries; (ii) one-fifth of the Shares granted and allocated to Executive shall vest on June 2, 1999 provided Executive shall have remained in the continuous employ of Professionals Group or any of its subsidiaries from the date first above written to June 2, 1999; (iii) one-fifth of the Shares granted and allocated to Executive shall vest on June 7, 2000 provided Executive shall have remained in the continuous employ of Professionals Group or any of its subsidiaries from the date first above written to June 7, 2000; (iv) one-fifth of the Shares granted and allocated to Executive shall vest on June 6, 2001 provided Executive shall have remained in the continuous employ of Professionals Group or any of its subsidiaries from the date first above written to June 6, 2001; and (v) one-fifth of the Shares granted and allocated to Executive shall vest on January 1, 2002 provided Executive shall have remained in the continuous employ of Professionals Group or any of its subsidiaries from the date first above written to January 1, 2002. Notwithstanding anything to the contrary express or implied in this Agreement or the Merger Agreement, and provided Executive is then in the employ of Professionals Group or any of its subsidiaries, all Shares granted and allocated to Executive shall automatically vest (y) upon the death of Executive while in the employ of Professionals Group or any of its subsidiaries, or (z) upon a change of control of Professionals Group.

                  c. All Shares granted and allocated to Executive that vest shall cease to be subject to cancellation and forfeiture and, except to the extent that Executive may have pledged or otherwise encumbered such vested Shares, Executive shall be the full record and beneficial owner of such vested Shares. Within 30 days of the date of vesting of any of the Shares granted and allocated to Executive, Professionals Group shall deliver to Executive certificates evidencing full legal and beneficial ownership of the Shares vesting on such date. Those Shares granted and allocated to Executive that vest [shall/shall not], at the time of such vesting,



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be registered with the Securities and Exchange Commission and [shall/shall not]
be freely tradeable by Executive. Executive agrees to comply with all securities laws in connection with the retention, sale or disposition of any Shares of Professionals Group Common Stock received by Executive.

                  d. For purposes of this Agreement: A change of control shall be deemed to have occurred if (i) any person or entity (other than a person or entity in control of Professionals Group as of the date of this Agreement, or other than a trustee or other fiduciary holding securities under an employee benefit plan of Professionals Group or any of its subsidiaries, or an entity owned directly or indirectly by the stockholders of Professionals Group in substantially the same proportions as their ownership of stock of Professionals Group) becomes the "beneficial owner" (defined herein as in Rule 13d-3 under the Exchange Act) of securities of Professionals Group representing more than 24.9% of the combined voting power of Professionals Group's then outstanding voting securities; or (ii) during any period of two consecutive years commencing after the date of this Agreement the stockholders of Professionals Group approve (A) a plan of complete liquidation of Professionals Group, or (B) an agreement for the sale or disposition of all or substantially all of Professionals Group's assets, or (C) the sale or reinsurance of all or substantially all of the insurance business of PICOM so as to cause PICOM to cease to function on a going forward basis as a medical professional liability insurance company, or (D) a merger, consolidation, or reorganization of Professionals Group with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of Professionals Group outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 51% of the combined voting power of the voting securities of Professionals Group (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization. Notwithstanding anything to the contrary express or implied in this Agreement, in no event shall a change of control be deemed to have occurred, with respect to Executive, if Executive is part of a group which effects the change of control. Executive shall be deemed "part of a group" for purposes of the preceding sentence if Executive is an equity participant or has agreed to become an equity participant in such group (except for passive ownership of less than 5% of the stock of such group or ownership of equity participation in such group which is otherwise deemed not to be significant, as determined prior to the change of control by a majority of the nonemployee continuing directors of Professionals Group).

                  e. Upon the occurrence after the date first above written of any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), change in the capital or shares of capital stock, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares



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or other securities of Professionals Group, issuance of warrants or other rights to purchase shares or other securities of Professionals Group, or extraordinary transaction or event which affects Professionals Group Common Stock, then the Board of Directors shall have the authority to make such adjustment, if any, in such manner as it deems appropriate, to the number of shares of Professionals Group Common Stock granted and allocated to Executive; provided, however, (i) that the number of shares of Professionals Group Common Stock granted and allocated to Executive shall always be a whole number; and (ii) in the event that any award under the Professionals Group 1996 Long Term Incentive Plan is adjusted by the Board of Directors of Professionals Group pursuant to Section 4(b) thereof, then an appropriate adjustment shall be made to the number of shares of Professionals Group Common Stock granted and allocated to Executive.

                  f. It is understood and agreed that Executive is responsible for all tax payments. If Professionals Group, in its sole discretion, shall determine that Professionals Group or any of its subsidiaries has incurred or will incur any liability to withhold any federal, state or local income or other taxes by reason of the grant and allocation of shares of Professionals Group Common Stock to Executive then Professionals Group may effect such withholding.

         7. Right of Employment. It is understood and agreed (i) that Executive is an at-will employee of PICOM; (ii) that except as otherwise provided in this Agreement, no person or entity other than Executive shall have any claim or right to be granted, or to be allocated, or to receive, any Shares of Professionals Group Common Stock under this Agreement or otherwise; and (iii) neither this Agreement nor any action taken or not taken pursuant to this Agreement shall be construed as giving Executive any right to be retained in the employ of PICOM or Professionals Group or any of its subsidiaries. Nothing in this Agreement shall modify, or constitute a waiver of, that certain "Executive Termination Following Change In Control Agreement" dated ________________, 1997 by and between Executive and PPTF.

         8. No Funding. This Agreement shall be unfunded. Professionals Group shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the vesting of any of the Shares; provided, however, that Professionals Group has reserved for issuance pursuant to this Agreement that number of shares of Professionals Group Common Stock that is equivalent to the number of shares of Professionals Group Common Stock granted and allocated to Executive pursuant to this Agreement.

         9. Survival. The provisions of Sections 2, 3 and 4 of this Agreement shall survive the termination of this Agreement and shall insure to the benefit of Professionals Group, its successors and assigns.




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         10. Further Assurances. Executive and Professionals Group agree to execute, acknowledge, deliver and file, or cause to be executed, acknowledged, delivered and filed, all further instruments, agreements or documents as may be necessary to consummate the transactions provided for in this Agreement and to do all further acts necessary to carry out the purpose and intent of this Agreement.

         11. No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there by any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with the waiver or estoppel. No written waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of the term or condition for the future or as to any act other than that specifically waived. The waiver by any party of any other party's breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, and the failure of any party to exercise any right or remedy shall not operate or be construed as a waiver or bar to the exercise of such right or remedy upon the occurrence of any subsequent breach. No delay on the part of a party in exercising a right, power or privilege hereunder shall operate as a waiver thereof. No waiver on the part of a party of a right, power or privilege, or a single or partial exercise of a right, power or privilege, shall preclude further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of this Agreement are cumulative and are not exclusive of the rights or remedies that a party may otherwise have at law or in equity.

         12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan without reference to its conflicts of law principles.

         13. Notices. Notices required or permitted to be given under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested), or delivered by an express courier (with confirmation), to the parties at the addresses below (or at such other address for a party as shall be specified by like notice):

                  a.       If to Professionals Group:

                           Professionals Insurance Company Management Group 2600 Professionals Drive
                           Okemos, Michigan 48864
                           Attention:  President
                           Facsimile: 517-349-3127




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                  with a copy to:

                           Brad B. Arbuckle, Esq.
                           Miller, Canfield, Paddock and Stone, P.L.C.
                           Suite 100
                           1400 North Woodward
                           Bloomfield Hills, MI 48304
                           Facsimile: 248-258-3036

                  b.       If to Executive:


                           ----------------------------------
                           ----------------------------------
                           ----------------------------------
                           ----------------------------------

                  with a copy to:

                           Thomas G. O'Brien III, Esq.
                           Steel Hector & Davis LLP
                           1900 Phillips Point West
                           777 South Flagler Drive
                           West Palm Beach, Florida 33401-6198
                           Facsimile: 561-655-1509

         14.      Assignment.

                  a. This Agreement and all of Executive's rights, duties and obligations under this Agreement are personal in nature and shall not be assignable by Executive. A purported assignment shall not be valid or binding on Professionals Group.

                  b. This Agreement shall inure to the benefit of and be legally binding upon all successors and assigns of Professionals Group. Professionals Group will require a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Professionals Group, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Professionals Group would be required to perform it if no such succession had taken place. For purposes of this Section 14, "Professionals Group" shall mean Professionals Group as defined above and all successors to its business or assets that execute and deliver the agreement provided for in this Section 14 or that otherwise become bound by the terms and provisions of this Agreement by operation of law.

         15. Attorneys' Fees. If litigation is brought concerning this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party, and the non-prevailing party shall upon final judgment and the expiration of all appeals immediately pay upon demand all reasonable attorneys' fees and expenses of the prevailing party.



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         16. Entire Agreement. This Agreement constitutes the entire understanding of the parties and supersedes all prior discussions, negotiations, agreements and understandings, whether oral or written, with respect to its subject matter. This Agreement may be modified only by a written instrument properly executed by Executive and Professionals Group.

         17. Severability. If any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision which comes closest to the intent of the parties.

         18. Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

         The parties have executed this Agreement effective as of the day and year first written above.

PROFESSIONALS INSURANCE COMPANY
MANAGEMENT GROUP                             EXECUTIVE


By:
   -----------------------------             ------------------------------
    Victor T. Adamo                          Name:
    Its: President and
         Chief Executive Officer

                                             ------------------------------
                                             Taxpayer identification number









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